UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Graphic Packaging Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2015

Dear Graphic Packaging Holding Company Stockholders:

It is my pleasure to invite you to Graphic Packaging Holding Company’s 2015 Annual Meeting of Stockholders, to be held at our offices located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, on Wednesday, May 20, 2015, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of Graphic Packaging Holding Company.

Whether or not you plan to attend the Annual Meeting, your vote is important, and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

David W. Scheible

Chairman, President and

Chief Executive Officer

Notice

of

Annual Meeting of Stockholders

of

Graphic Packaging Holding Company

Date:	May 20, 2015
Time:	10:00 a.m. local time
Place:	Graphic Packaging Holding Company 1500 Riveredge Parkway, Suite 100 Atlanta, Georgia 30328

The purposes of the Annual Meeting of Stockholders are to:

•	Elect three Class II Directors to serve until the 2018 Annual Meeting of Stockholders;

•	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

•	Transact any other business that may be properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 23, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders and at any adjournment thereof.

By order of the Board of Directors,

Lauren S. Tashma

Senior Vice President, General Counsel

and Secretary

1500 Riveredge Parkway, Suite 100

Atlanta, Georgia 30328

April 1, 2015

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY BY MAIL IN THE ENVELOPE PROVIDED. IF YOU MAIL THE PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Proxy Statement

for the

Annual Meeting of Stockholders

on

May 20, 2015

GENERAL INFORMATION

Annual Meeting and Voting Information

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Graphic Packaging Holding Company, a Delaware corporation (the “Company”), of proxies to be voted at the 2015 Annual Meeting of Stockholders to be held at the Company’s offices, located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, on Wednesday, May 20, 2015, at 10:00 a.m. local time (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card or notice of their availability on the Internet will first be sent on or before April 1, 2015 to the Company’s stockholders of record as of the close of business on March 23, 2015 (the “Record Date”). References in this Proxy Statement to “Graphic Packaging,” “GPHC” “we,” “us,” and “our” or similar terms are to Graphic Packaging Holding Company.

Outstanding Shares

As of the close of business on the Record Date, there were 329,114,713 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How to Vote in Person

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting. If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

How to Vote by Proxy

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by any of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your bank or brokerage firm.

Voting over the Internet. Stockholders of record of the Company’s common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. In addition, most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine Internet voting availability.

Voting by Telephone. Stockholders of record of the Company’s common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most of the Company’s stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine telephone voting availability.

Voting by Mail. Stockholders of record of the Company’s common stock may submit proxies by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. The Company’s stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their bank or brokerage firm and mailing it in the accompanying pre-addressed envelope.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees, “FOR” the approval of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, and the proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any of the nominees for election as Director is unable or declines to serve as a Director, discretionary authority may be exercised by the proxyholders to vote for a substitute proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Banks and brokerage firms are allowed to exercise discretionary voting authority for beneficial owners who have not provided voting instructions only with respect to Proposal 2 and not with respect to any other proposal to be voted on at the Annual Meeting.

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or in the Company’s Hourly 401(k) Savings Plan (the “401(k) Plans”), you may give voting instructions as to the number of share equivalents held in your account as of the Record Date to the trustee of the 401(k) Plans. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions if received by 12:00 midnight on May 15, 2015. If you do not send instructions, the trustee will not vote the number of share equivalents credited to your account.

You may also revoke voting instructions previously given to the trustee by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee no later than 12:00 midnight on May 15, 2015. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Approval of any other matter properly brought before the Annual Meeting requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on such matter at the Annual Meeting. An abstention with respect to any other matter will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending an instrument revoking the proxy or a proxy bearing a later date to the Company’s Corporate Secretary. Any notice of revocation should be sent to: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

Internet Availability of this Proxy Statement and Form 10-K

The Company’s Proxy Statement, 2014 Annual Report to Stockholders and 2014 Annual Report on Form 10-K are available on the Company’s website at www.graphicpkg.com in the Investors section.

Annual Report

The Company’s 2014 Annual Report accompanies this Proxy Statement. The Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for GPHC is included in the Annual Report and is available without charge upon written request addressed to Graphic Packaging Holding Company, Investor Relations, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, if specifically requested.

CORPORATE GOVERNANCE MATTERS

Information Regarding the Board of Directors

Who are Graphic Packaging’s Directors?

The Board currently consists of Messrs. G. Andrea Botta, David D. Campbell, Paul D. Carrico, Jeffrey H. Coors, Robert A. Hagemann, Harold R. Logan, Jr., Philip R. Martens, David W. Scheible (who serves as Chairman of the Board and President and Chief Executive Officer of the Company), and Ms. Lynn A. Wentworth.

How does Graphic Packaging determine which Directors are independent?

For purposes of this Proxy Statement, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the rules and regulations adopted thereunder by the Securities and Exchange Commission (the “SEC”), the corporate governance listing standards of the NYSE, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the Company’s Corporate Governance Guidelines, the Company will also apply the following standards in determining whether a Director is independent:

•

A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•

A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service, may not be deemed independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

•

A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditors may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•

A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, the Board of Directors determined that all of the Company’s Directors, except Mr. Scheible, are independent. Mr. Scheible is not considered independent because he serves as an executive officer of the Company and his daughter is employed by Ernst & Young LLP, the Company’s independent auditors (in a position unrelated to the Company).

What is the leadership structure of the Board of Directors?

Pursuant to the Company’s By-Laws, the Chairman of the Board of Directors is elected from time to time by the members of the Board of Directors. The By-Laws do not require, and the Board of Directors does not have a specific policy with respect to, the separation of the roles of the Chairman of the Board and the Chief Executive Officer. The By-Laws provide that the Chairman of the Board shall preside over each meeting of the stockholders of the Company and the Board of Directors, and may have other duties and powers as conferred upon the Chairman by the Board of Directors. In accordance with the Company’s Corporate Governance Guidelines, if the Chairman of the Board is the Chief Executive Officer, the independent directors elect one independent director to serve as Lead Director. The Lead Director is responsible for, among other duties, assisting the Chairman in providing Board leadership and presiding over the regular Executive Sessions of the Board at which non-management Directors meet without management participation.

Since May 22, 2013, Mr. David W. Scheible has served as Chairman, President and Chief Executive Officer. The Board believes that having a combined Chairman and CEO, an independent Lead Director, and Board committees composed entirely of independent directors currently provides the best Board leadership structure for the Company. This structure provides consistent leadership to the Board and independent oversight of management. In general, our CEO proposes strategic priorities to the Board (with input from the Lead Director), communicates the Board’s guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives.

The Board believes that this structure has been particularly beneficial to the Company during the recent transition in which Board members affiliated with several large investors have left the Board in connection with the final disposition of such investors’ stock holdings in the Company and new independent directors have been elected to the Board.

What is the Board of Directors’ Role in Risk Oversight?

As set forth in the Company’s Corporate Governance Guidelines, the Board is responsible for reviewing, approving and monitoring business strategies and financial performance, and ensuring processes are in place for maintaining the integrity of the Company in financial reporting, legal and ethical compliance matters, and in relationships with customers, suppliers, employees, the community and stockholders. The Board fulfills these responsibilities through a number of different practices, including the approval of each annual operating plan and long-term strategic plan, the review of actual results against such plans at each regular Board meeting, and specific review and approval of significant corporate actions such as acquisitions and divestitures, plant rationalizations and major projects involving significant capital spending. In addition, the Board oversees areas of particular risk through its Audit and Compensation and Benefits Committees, each of which provides a report to the full Board of Directors at each regular Board meeting.

Pursuant to its Charter, the Audit Committee of the Board of Directors has oversight responsibility for the quality and integrity of the Company’s financial statements, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To fulfill this responsibility, the Audit Committee routinely discusses and evaluates (i) audit findings and issues with the Company’s Chief Financial Officer and independent auditors, (ii) internal controls, processes and issues with the Company’s Vice President of Internal Audit (who reports directly to the Chairman of the Audit Committee and the Chief Financial Officer), and (iii) legal and regulatory compliance issues with the Company’s General Counsel. The Committee also periodically reviews and evaluates the Company’s policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to these activities, the Audit Committee reviews each of the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q and has the opportunity to discuss such reports with management of the Company and the Company’s independent auditors prior to the filing of such reports with the SEC.

The Compensation and Benefits Committee of the Board of Directors has oversight responsibility for any risks inherent in the structure of the Company’s compensation programs for its employees. Pursuant to its Charter, the Compensation and Benefits Committee reviews and approves general, incentive and equity compensation plans, health and welfare plan offerings and retirement and savings plans for all employees. In addition, the Compensation and Benefits Committee reviews and approves all compensation arrangements and awards relating to the Company’s executive officers, with all compensation arrangements of the President and Chief Executive Officer of the Company being reviewed and approved for recommendation to the full Board of Directors for final approval. Through its review of these programs and arrangements, the Compensation and Benefits Committee and the Board has visibility into and exercises oversight over the financial and other risks, such as retention of key management and ability to recruit necessary talent, affected by the Company’s compensation and benefits programs.

How many times did the Board of Directors meet last year?

The Board of Directors met four times in 2014.

Did any of GPHC’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of the Directors of GPHC attended at least 75% of the meetings of the Board and their assigned committees during 2014, except Mr. MacDougall, who attended 57% of the meetings of the Board and assigned committees’ meetings during 2014 prior to his retirement from the Board on September 17, 2014.

What is GPHC’s policy on Director attendance at annual meetings of stockholders?

Directors are expected to attend each annual meeting of stockholders, but are not required to do so. All of GPHC’s Directors except Mr. Perdue attended the 2014 annual meeting of stockholders.

Do the non-management Directors meet during the year in executive session?

Yes, the non-management Directors of GPHC met separately at regularly scheduled executive sessions during 2014 without any member of management being present. Mr. Conway, as Lead Director, acted as the presiding Director at each executive session held by the GPHC Board through February 26, 2014 when Mr. Coors was elected by the Board to serve as Lead Director. Mr. Coors then presided at each executive session held by the GPHC Board for the remainder of 2014.

Can stockholders and other interested parties communicate directly with the Directors of Graphic Packaging or with the non-management Directors of Graphic Packaging?

Yes. If you wish to communicate with the Board or any individual Director, you may send correspondence to Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary. The Corporate Secretary will submit your correspondence to the Board, the appropriate committee or the appropriate Director, as applicable. You may also communicate directly with the Lead Director or the non-management Directors as a group by sending correspondence to Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia, Attention: Lead Director.

Does Graphic Packaging’s Board of Directors have any separately-designated standing committees?

The Board currently has three separately-designated standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

What does the Audit Committee do?

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	the review and approval or ratification (if appropriate) of transactions with related parties.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Who are the members of the Audit Committee?

The members of GPHC’s Audit Committee are currently Messrs. Campbell and Logan and Ms. Wentworth, with Ms. Wentworth serving as the Chair. Mr. Coors served as a member of the Audit Committee through February 26, 2014.

How many meetings did the Audit Committee have last year?

The Audit Committee held seven meetings during 2014.

Does Graphic Packaging have an Audit Committee Financial Expert?

Yes. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that each of Messrs. Campbell and Logan and Ms. Wentworth met these standards and are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. Accordingly, each of Messrs. Campbell and Logan and Ms. Wentworth has been designated by the Board as an audit committee financial expert.

What does the Compensation and Benefits Committee do?

The Compensation and Benefits Committee oversees the compensation and benefits of the Company’s management and employees and is responsible for, among other things:

•	evaluating the President and Chief Executive Officer’s performance of specific goals and objectives relevant to his compensation and making recommendations to the full Board as to his compensation;

•	reviewing and approving the compensation of the senior executives of the Company;

•	approving all equity compensation awards to employees (and recommending equity grants to the President and Chief Executive Officer to the full Board for final approval);

•	administering the Company’s short term and long-term incentive plans;

•	reviewing and evaluating any changes to the Company’s health and welfare plans available only to senior executives of the Company;

•	reviewing the Company’s retirement and savings plans; and

•	directing the process for succession planning and facilitating the Board’s review and approval of succession plans.

Who are the members of the Compensation and Benefits Committee?

The members of GPHC’s Compensation and Benefits Committee are currently Messrs. Botta, Hagemann and Martens, with Mr. Botta serving as Chairman. Until his retirement from the Board of Directors on February 26, 2014, Mr. George V. Bayly was a member of the Compensation and Benefits Committee and served as its Chairman. Mr. MacDougall also served on the Compensation and Benefits Committee from May 22, 2013 through February 26, 2014 when Mr. Martens joined the Compensation and Benefits Committee. Mr. Perdue served on the Compensation and Benefits Committee until May 29, 2014. Mr. Hagemann joined the Compensation and Benefits Committee on September 29, 2014. All of the Directors serving on the Compensation and Benefits Committee are “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual.

How many meetings did the Compensation and Benefits Committee have last year?

The Compensation and Benefits Committee held five meetings during 2014.

Did the Compensation and Benefits Committee engage a compensation consultant to assist it in making recommendations to the Board of Directors regarding the amount or form of compensation paid to non-employee directors or executive officers?

Yes, the Compensation and Benefits Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as an independent compensation advisor to the Compensation and Benefits Committee. Representatives from Meridian attended Compensation and Benefits Committee meetings and advised the Compensation and Benefits Committee on compensation trends, best practices and regulatory compliance issues, in addition to providing executive compensation benchmarking analysis. While representatives from Meridian work with members of management to collect information and prepare materials for the Compensation and Benefits Committee, such representatives report directly to the Compensation and Benefits Committee and the decision to retain Meridian is made solely by the Compensation and Benefits Committee. Fees paid to Meridian for executive compensation advisory services in 2014 totaled approximately $205,104.

Did Meridian Compensation Partners, LLC provide any services other than executive compensation advisory services to the Compensation and Benefits Committee to the Company in 2014?

No, Meridian was hired solely to assist the Compensation and Benefits Committee in its review of executive compensation practices, including regulatory compliance issues.

Does the Company have compensation policies and practices that create risks that are reasonably likely to have a material adverse effect on the Company?

No, the Company does not believe its compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. The Company uses performance measures in its short-term and long-term incentive programs that encourage employees to focus on achieving Company-wide profitability and strategic goals. In addition, the design and payout of the Company’s incentive programs is subject to the review and approval of the Compensation and Benefits Committee and, with respect to the President and Chief Executive Officer, the full Board of Directors.

What does the Nominating and Corporate Governance Committee do?

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board, recommending new members to the Board, and developing and recommending a set of corporate governance principles to the Board.

Who are the members of the Nominating and Corporate Governance Committee?

The members of GPHC’s Nominating and Corporate Governance Committee during 2014 were Messrs. Botta, Conway, Coors, Logan, MacDougall and Ms. Wentworth, with Mr. Conway serving as Chairman until he retired from the Board on May 21, 2014. Thereafter, Mr. Coors served as Chairman of the Nominating and Corporate Governance Committee. Mr. MacDougall served on the Nominating and Corporate Governance Committee through September 17, 2014 when he resigned from the Board. Messrs. Botta, Conway, Coors, McDougall and Ms. Wentworth are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual.

How many meetings did the Nominating and Corporate Governance Committee hold last year?

The Nominating and Corporate Governance Committee held four meetings during 2014.

Does Graphic Packaging have Corporate Governance Guidelines?

Yes, the Board has formally adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to assure that the Board is focused on increasing stockholder value. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, evaluation of the Chief Executive Officer’s performance and senior management succession planning, and Board committees and compensation. You may find a copy of the Corporate Governance Guidelines on the Company’s website at www.graphicpkg.com in the Investors section.

Does Graphic Packaging have a code of ethics and conduct, and, if so, where can I find a copy?

Yes, the Board has formally adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.graphicpkg.com in the Investors section.

Does Graphic Packaging have a policy governing related-party transactions, and, if so, where can I find a copy?

Yes, the Board has delegated authority to the Audit Committee to review and approve related-party transactions. The Audit Committee has adopted a Policy Regarding Related Party Transactions that is available on the Company’s website at www.graphicpkg.com in the Investors section.

Have the Board’s standing committees adopted charters and, if so, where can I find copies?

Yes, the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee have each adopted charters, copies of which can be found on the Company’s website at www.graphicpkg.com in the Investors section.

How can I obtain printed copies of the information described above?

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee, as well as the Policy Regarding Related Party Transactions, the Code of Business Conduct and Ethics and Corporate Governance Guidelines to any person without charge upon request.

Certain Relationships and Related Party Transactions

The Board recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2007, the Board of Graphic Packaging Corporation (the publicly-traded predecessor to the Company, “GPC”) delegated authority to the Audit Committee to review and approve Related Party Transactions, and the Audit Committee has adopted a Policy Regarding Related Party Transactions.

The Policy Regarding Related Party Transactions defines a “Related Party Transaction” as any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest, other than an interest that arises solely as a result of being a director or beneficial owner of less than 10% of another entity. The policy defines a “Related Party” as any (a) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (b) any beneficial owner of more than 5% of the Company’s common stock, (c) an immediate family member of any of the foregoing, or (d) any firm, corporation or other entity in which any of the foregoing is employed, is a principal or serves in a similar position, or has a beneficial ownership of more than 5%.

The Policy Regarding Related Party Transactions provides that the Audit Committee shall review all of the material facts and circumstances of all Related Party Transactions and either approve, ratify or disapprove of the entry into the Related Party Transaction. In determining whether to approve a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the benefits to the Company, the extent of the Related Party’s interest in the transaction, and if the Related Party is a director or a nominee for director, the impact on such director’s independence. The policy provides that certain Related Party Transactions, including certain charitable contributions, transactions involving competitive bids and transactions in which all stockholders receive proportional benefits, are pre-approved and do not require an individual review by the Audit Committee.

You may find a copy of the Policy Regarding Related Party Transactions on the Company’s website at www.graphicpkg.com in the Investors section under Corporate Governance.

Registration Rights Agreement

On July 9, 2007, New Giant Corporation (which was renamed Graphic Packaging Holding Company), certain Coors family trusts and the Adolph Coors Foundation, (the “Coors Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”), Old Town, S.A. (formerly known as EXOR Group, S.A. and referred to herein as “Old Town”), Field Holdings, Inc. and certain affiliates of TPG Capital, L.P. (the “TPG Entities”) and certain other persons who would become stockholders of GPHC upon the completion of the combination of the businesses of GPC and Altivity Packaging, LLC (the “Altivity Transaction”) entered into a Registration Rights Agreement.

Such Registration Rights Agreement became effective immediately upon the completion of the Altivity Transaction. The Registration Rights Agreement provided that 180 days following the closing, the stockholder parties to the agreement representing 10% of the number of outstanding shares of GPHC (for the first two requests) and 5% at all times thereafter (which percentage drops to 3% to the extent the stockholder has held less than 5% for more than 180 days prior to the request), may request on one or more occasions that GPHC prepare and file a registration statement relating to the sale of their GPHC common stock. Notwithstanding the previous sentence, the first request must be made by at least two of four of the Coors Family Stockholders, the CD&R

Fund, Old Town and the TPG Entities, although only one of such four stockholders actually need offer its shares, and the first registration and offering must be a marketed underwritten offering.

Upon receipt of such a request, GPHC was required to promptly give written notice of such requested registration to all holders of registrable securities under the Registration Rights Agreement and, thereafter, to use its reasonable best efforts to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”) all registrable securities which it has been requested to register pursuant to the terms of the Registration Rights Agreement. GPHC was not required to affect a registration requested by the stockholder parties for 180 days after the effectiveness of the registration statement for the first registration effected pursuant to such a request. In all cases, GPHC’s obligations to register the registrable securities were subject to the minimum and maximum offering size limitations set forth below.

The stockholder parties had the right to request that any offering requested by them under the Registration Rights Agreement be an underwritten offering. In such case, the requesting stockholder parties by majority of shares requested to be included in the registration would have the right to select one or more underwriters to administer the requested offering, subject to approval by the finance committee (described below), which shall not be unreasonably withheld.

With respect to the first two requests to affect a registration, GPHC was not required to affect such registration if such requests relate to less than 10% of the outstanding shares of common stock. Any request for registration after the first two requests was subject to a minimum offering size of 5% of the outstanding shares of GPHC common stock.

If the stockholder parties requested registration of any of their shares of GPHC common stock, GPHC was required to prepare and file a registration statement with the SEC as soon as possible, and no later than 60 days after receipt of the request (45 days in the case of a Form S-3 registration statement), subject to the right of GPHC and the finance committee described below to delay such filing.

GPHC was permitted to postpone an offering for a reasonable time period that did not exceed 60 days if the GPHC Board of Directors determined that the offering would reasonably be expected to materially adversely affect or materially interfere with a material financing of GPHC or a material transaction under consideration by GPHC or would require disclosure of information that had not been, and was not otherwise required to be, disclosed to the public, the premature disclosure of which could materially adversely affect GPHC, subject to certain limitations.

If GPHC was participating in a sale with other stockholders who had requested registration and GPHC and holders of a majority of the shares requesting registration determine that the offering should be limited due to market conditions, GPHC was permitted to include no more than 25% of its shares in the total number of shares of GPHC common stock being offered in such offering.

Incidental Registration Rights. In the event that GPHC proposed to register equity securities, subject to certain limitations, GPHC was required to promptly give written notice of such proposed registration to all holders of registrable securities (as defined below). Under certain circumstances, GPHC was obligated to include in such registration the securities of such stockholders desiring to sell their GPHC common stock. If GPHC was advised by the managing underwriters (or, in connection with an offering that is not underwritten, by an investment banking firm of nationally recognized standing involved in such offering) that the offering should be limited due to market conditions, securities being sold by GPHC would have priority in being included in such registration.

Fees and Expenses. GPHC was generally obligated to pay the expenses related to such registrations, except in the cases where stockholders requesting registration refused to proceed with the transaction.

Finance Committee. Under the terms of the Registration Rights Agreement, GPHC and the GPHC stockholders party thereto would create a finance committee which would initially consist of two representatives designated by the TPG Entities, the Chief Executive Officer of GPHC, and one representative of each of the Coors Family Stockholders, the CD&R Fund and Old Town. The finance committee would have the authority to specify reasonable limitations on a registration or offering requested pursuant to the Registration Rights Agreement, including setting the maximum size of the registration or offering, the timing of registration or offering, the underwriters and the plan of distribution. Notwithstanding the foregoing, the finance committee did not have the authority to delay a proposed registration or offering for more than three months, subject to certain further limitations.

Termination. The Registration Rights Agreement terminated on the date on which no shares of GPHC common stock subject to the agreement were outstanding, which was the completion of the secondary offering on May 22, 2014.

2010 Amendment. Effective July 1, 2010, the Registration Rights Agreement was amended to remove certain trusts from the definition of Coors Family Stockholders. The amendment did not otherwise materially affect the terms of the agreement.

2012 Offering and Share Repurchase. On December 18, 2012, pursuant to the Registration Rights Agreement, the Company completed a secondary public offering of 18.5 million shares of its common stock held by the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities at an initial offering price to the public of $6.10 per share. On December 22, 2012, the sale of an additional 2.8 million shares pursuant to the underwriter’s overallotment option was completed. In connection with the secondary offering, the Company concurrently repurchased approximately 49.2 million shares of its common stock from the selling stockholders. The repurchased shares were subsequently retired by the Company. To finance the share repurchase, the Company entered into an amendment to its existing credit agreement to provide for an incremental $300 million term loan.

2013 Offerings and Share Repurchase. During 2013, pursuant to the Registration Rights Agreement, the Company completed four secondary public offerings of an aggregate of 105.9 million shares of its common stock held by the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities at prices ranging from $7.00 to $8.38 per share. In connection with the last of these secondary offerings, the Company repurchased approximately 23.9 million shares at $8.38 per share, resulting in an aggregate purchase price of $200 million. The repurchase was funded with a combination of cash on hand and borrowings under the Company’s revolving credit facility. Following these transactions, the shares of the Company’s common stock held by the selling stockholders decreased from approximately 53% in December 2012 to approximately 23%.

2014 Offerings. During the first and second quarters of 2014, the TPG Entities, the Coors Family Stockholders, Clayton, Dubilier & Rice Fund V Limited Partnership and Old Town, S.A. sold approximately 30 million and 43.7 million shares of the Company’s common stock in two secondary public offerings at $9.85 and $10.45 per share, respectively. Following the completion of the offering in the second quarter, these stockholders no longer hold shares of the Company’s common stock.

The CD&R Fund

The CD&R Fund is a private investment fund managed by Clayton, Dubilier and Rice, LLC (“CD&R”). The general partner of the CD&R Fund is Clayton, Dubilier & Rice Associates V Limited Partnership (“Associates V”), and the general partners of Associates V are CD&R Investment Associates II, Inc. (“Associates II”), CD&R Investment Associates, Inc., and CD&R Cayman Investment Associates, Inc. Mr. Conway, who is the Managing Partner of CD&R, a director of Associates II and a limited partner of Associates V, was one of the Company’s Directors until he retired from the Board on May 21, 2014.

Riverwood Holding, Inc. (“Riverwood”), the predecessor to GPC, entered into an indemnification agreement dated March 27, 1996, with CD&R and the CD&R Fund pursuant to which Riverwood agreed to indemnify CD&R, the CD&R Fund, Associates V, Associates II, together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of a certain consulting agreement between Riverwood and CD&R that is no longer effective, and certain other claims and liabilities.

Coors Family Relationships

Joseph Coors, Jr., Jeffrey H. Coors, Peter H. Coors, John K. Coors, William Grover Coors, J. Bradford Coors, Timothy I. Coors, Douglas M. Coors, Peter J. Coors, Melissa Coors Osborne, Christian Coors Ficeli, Peter Joseph Coors, Jonathan Coors, Darden K. Coors and Michael Coors are directors of Adolph Coors Co., LLC, a Wyoming limited liability company that serves as the sole trustee of seven Coors family trusts. Collectively, Jeffrey H. Coors, the Coors family trusts and the Adolph Coors Foundation beneficially owned approximately 5.3% of the Company’s outstanding common stock at the beginning of 2014. In addition, one of the trusts owns approximately 30% of the voting common stock of Molson Coors Brewing Company (formerly, the Adolph Coors Company) and a related entity owns 100% of CoorsTek, Inc. (“CoorsTek”).

Graphic Packaging International Corporation (“GPIC”) originated as the packaging division of Adolph Coors Company. At the time of the spin-off from Adolph Coors Company, GPIC entered into an agreement with Coors Brewing Company to continue to supply its packaging needs. GPC, the successor in interest to GPIC, executed a supply agreement, effective April 1, 2004 with Coors Brewing Company (now a subsidiary of Molson Coors Brewing Company). In June 2008, Molson Coors Brewing Company and SABMiller plc formed a joint venture called MillerCoors, LLC. Throughout 2014, the joint venture purchased packaging from the Company for both Coors products and Miller products. MillerCoors accounted for approximately $245 million of the Company’s net sales in 2014.

Transactions with CoorsTek, Inc. On March 23, 2012, the Company completed the disposition of its real property and facility in Golden, Colorado to CoorsTek, Inc. (“CoorsTek”) for $10 million. Under the terms of the transaction, the Company will lease certain space in the facility from CoorsTek for a period of three years. CoorsTek, through family members and related trusts, is affiliated with Jeffrey H. Coors, although he has no direct relationship with the company.

TPG Capital, L.P. Relationship

Graphic Packaging International, Inc. (a wholly-owned subsidiary of GPHC) is party to a Participant Agreement with Staples Contract and Commercial, Inc. (“Staples”) for the purchase of office supplies and paper. The Participant Agreement incorporates the terms and conditions of a letter agreement with TPG Capital, that sets forth certain pricing, volume incentive, conversion incentive and large order discount provisions available to TPG Capital portfolio companies. Incentives and allowances are rebated back to each of the portfolio companies based on each such company’s purchases from Staples. TPG Capital is an affiliate of each of the TPG Entities that collectively owned approximately 8.1% of the Company’s common stock at the beginning of 2014. During 2014, the Company purchased approximately $2.9 million of office supplies and paper from Staples.

Compensation Committee Interlocks and Insider Participation

Messrs. Bayly, Botta, Hagemann, MacDougall, Martens and Perdue served as members of the Compensation and Benefits Committee during 2014. None of the members is or has ever been an officer or employee of the Company. No member had any relationship requiring disclosure as a compensation committee interlock during 2014.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently has nine members divided into three classes, with one class being elected each year for a three-year term. The three nominees standing for election as Class II Directors are: Messrs. Carrico and Martens and Ms. Wentworth.

If elected, each Class II nominee will serve three consecutive years with the term expiring in 2018, and until a successor is elected and qualified. The election of the Director nominees is by plurality vote, which means that the three nominees receiving the highest number of affirmative votes will be elected. If at the time of the Annual Meeting, any of these nominees is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

Set forth below is certain information regarding the Director nominees and each of the incumbent Directors whose term will continue after the Annual Meeting, including the particular experience, qualifications and skills that led the Board to conclude that the Director nominee or incumbent Director is qualified to serve as a Director of the Company and that voting “FOR” each of the Director nominees is in the best interest of the Company and its stockholders. There are no family relationships among any Directors or executive officers of the Company.

Information Concerning the Nominees

Class II Directors — Term to Expire in 2015

Paul D. Carrico, 64, joined GPHC’s Board on September 18, 2014. Mr. Carrico is currently President and Chief Executive Officer of Axiall Corporation (“Axiall”), a manufacturer and international marketer of chemicals and vinyl-based building products. He has held this position since 2013. Mr. Carrico joined a predecessor company of Axiall, Georgia Gulf Corporation, in 1999, and held a variety of positions before being named President and Chief Executive Officer of Georgia Gulf Corporation in 2008. Prior to joining Georgia Gulf Corporation, Mr. Carrico was employed by Condea Vista, Conoco Chemicals Company and American Filters in various management, manufacturing and engineering positions, respectively. Mr. Carrico holds a Masters of Engineering, specialized in Chemical Engineering from the University of Louisville and a Masters in the Science of Management from Massachusetts Institute of Technology. He currently serves on the Board of Directors of Axiall.

The Board concluded that Mr. Carrico is qualified to serve as a director of the Company because of his experience as a director and the Chief Executive Officer of a global manufacturing company similar in size to GPHC. In addition, he has significant financial restructuring and international marketing experience.

Philip R. Martens, 54, joined GPHC’s Board on November 21, 2013. Since 2009, Mr. Martens has served as President and Chief Executive Officer of Novelis Inc., a rolled aluminum manufacturing company. Prior to his employment with Novelis, Mr. Martens served as Senior Vice President of light vehicle systems for ArvinMeritor Inc., a distributor for engine and transmission parts and President and CEO designate of Arvin Innovation, a leading global provider of dynamic motion and control automotive systems. Prior to that, Mr. Martens served as President and COO of Plastech Engineered Products. From 1987 to 2005, he held various engineering and leadership positions at Ford Motor Company, most recently serving as group Vice President of product creation. Mr. Martens currently serves on the Board of Directors for Plexus Corporation and the Metro Atlanta Chamber of Commerce. He is also a member of the Clinton Global Initiative. In addition, Mr. Martens is a member of the Board of Trustees of the Woodruff Arts Center in Atlanta and is the immediate past chairman of the Center’s global fundraising committee.

The Board concluded that Mr. Martens is qualified to serve as a director of the Company because he has over 25 years of senior management experience, including serving as Chief Executive Officer of two public manufacturing companies, including a company which is significantly larger than GPHC. Mr. Martens also has extensive experience in international operations and business in Europe, South America and Asia where the Company currently has operations.

Lynn A. Wentworth, 56, joined GPHC’s Board on November 18, 2009. Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor), where she served from January 2007 until February 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions there from 1985 until 2007. She is a certified public accountant. She is on the Board of Cincinnati Bell, Inc. where she chairs the Audit and Finance Committee, and is a member of the Executive and Compensation Committees. Ms. Wentworth was also appointed to the Board of CryusOne, Inc. in May, 2014.

The Board concluded that Ms. Wentworth is qualified to serve as a director of the Company because she has over 30 years of public accounting and corporate finance experience, including her service as the Chief Financial Officer for two public companies.

Information Concerning Continuing Directors

Class I Directors — Term to Expire in 2017

G. Andrea Botta, 61, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since 1996. Mr. Botta has served as the President of Glenco LLC, a private investment company, since February 2006. From 1999 to February 2006, Mr. Botta served as a managing director of Morgan Stanley. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. Mr. Botta serves on the Board of Cheniere Energy, Inc.

The Board concluded that Mr. Botta is qualified to serve as a director of the Company because of his investment banking and private investment experience, as well as his knowledge of the Company and its business, having served as a director of the Company or its predecessors since 1996.

Jeffrey H. Coors , 70, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since August 2003. He also served as GPC’s Vice Chairman from August 2006 through his retirement on December 31, 2007, and as Executive Chairman from August 2003 through August 2006. Mr. Coors was Chairman of Graphic Packaging International Corporation from 2000 until August 2003, and was its Chief Executive Officer and President from Graphic Packaging International Corporation’s formation in 1992 until August 2003. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985 to 1989, and as President of Coors Technology Companies from 1989 to 1992. Mr. Coors currently serves as a director of R.W. Beckett Corporation.

The Board concluded that Mr. Coors is qualified to serve as a director of the Company because he has over 20 years of senior management experience, including serving as Chief Executive Officer of GPC for six years. Mr. Coors also has significant experience as a director, having served as a director of Adolph Coors Company and other manufacturing companies since 1970.

David W. Scheible, 58, was appointed Chairman of the Board of GPHC on May 22, 2013. He was appointed to the Board of Directors of GPHC upon its formation (under the name New Giant Corporation) in June 2007. Prior to the Altivity Transaction, he had served as a director, President and Chief Executive Officer of GPC since January 1, 2007. Prior to that time, Mr. Scheible had served as Chief Operating Officer of GPC since October 2004. Mr. Scheible served as Executive Vice President of Commercial Operations from August 2003 until

October 2004. Mr. Scheible served as the Chief Operating Officer of GPIC from 1999 until August 2003. He also served as President of GPIC’s Flexible Division from January to June 1999. Previously, Mr. Scheible was affiliated with the Avery Dennison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division from 1995 through 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995. Mr. Scheible serves on the Board of Directors of Benchmark Electronics, Inc., a provider of integrated electronics manufacturing, design and engineering services. Mr. Scheible also serves on the boards of Flint Group S.A. and Cancer Treatment Centers of America.

The Board concluded that Mr. Scheible is qualified to serve as a director of the Company because of his detailed knowledge of the Company and its business, having served in various senior operational roles with the Company or its predecessors for over 15 years. Mr. Scheible also has financial management training and experience, as he received an M.B.A. in Finance and has had supervisory responsibility for the Chief Financial Officer since becoming the President and Chief Executive Officer of GPC at the beginning of 2007.

Class III Directors — Term to Expire in 2016

David D. Campbell, 65, joined GPHC’s Board on February 17, 2012. Mr. Campbell is the retired Chairman and Chief Executive Officer of ACCO Brands Corporation, a manufacturer of office and computer accessories, a position he held from 2005 through 2008. Prior to 2005 when ACCO Brands Corporation was spun off from Fortune Brands, Inc., Mr. Campbell served in senior management positions in several other divisions of Fortune Brands, Inc., including serving as the President and Chief Executive Officer, Office Products Group, ACCO World, Inc. from 2000 through 2005, the President and Chief Executive Officer, Hardware Group, Master Lock Corporation from 1997 to 2000, the Senior Vice President, North America, Office Products Group from 1993 through 1997 and the President, ACCO Canada from 1989 through 1993. Mr. Campbell currently serves on the Board of Directors of Little Rapids Corporation.

The Board concluded that Mr. Campbell is qualified to serve as a director of the Company because he has over 20 years of executive management experience, including management and operational experience at several manufacturing companies. He also has significant transactional experience, including mergers, acquisitions and dispositions of businesses.

Robert A. Hagemann, 58, joined GPHC’s Board on May 21, 2014. Mr. Hagemann, who is currently retired, was most recently Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated (“Quest”) from May 2003 to July 2013. Prior to that, Mr. Hagemann served as Vice President and Chief Financial Officer of Quest from August 1998. Mr. Hagemann joined a predecessor company, Corning Life Sciences, Inc., a subsidiary of Quest’s former parent, Corning Incorporated, in 1992, and held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA in finance from Seton Hall University. Mr. Hagemann serves on the Board of Directors of Zimmer Holdings, Inc. and Ryder Systems, Inc.

The Board concluded that Mr. Hagemann is qualified to serve as a director of the Company because of his fifteen years of experience as the Chief Financial Officer of Quest, as well as his experience as a board member of both Zimmer Holdings, Inc. and Ryder Systems, Inc., where he serves as Chairman of the Audit Committee and a member of the Audit and Finance Committees, respectively. Mr. Hagemann also has extensive acquisition experience, having completed and integrated numerous acquisitions during his time at Quest.

Harold R. Logan, Jr., 70, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, Mr. Logan had served as a member of GPC’s Board since August 2003. From 2001 until August 2003, Mr. Logan served as one of the directors of Graphic Packaging International Corporation. From 2003

through September 2006, Mr. Logan was a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products, and was a director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. TransMontaigne, Inc. was sold to Morgan Stanley Group, Inc. on October 1, 2006. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Hart Energy Publishing, LLC, a director of InfraREIT, LLC, and Lead Director of Cimarex Energy Co.

The Board concluded that Mr. Logan is qualified to serve as a director of the Company because he has over 20 years of senior management experience, primarily serving in senior finance roles, and 18 years of experience in investment banking and venture capital services. Mr. Logan also has an extensive knowledge of the Company and its business, having served as a director of the Company or its predecessors since 2001. In addition, Mr. Logan has significant experience as a director of public companies, having served on the boards of nine public companies other than GPHC.

Criteria for Potential Directors

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals with significant and relevant business experience who demonstrate:

•	the highest personal and professional integrity;

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying nominees for director. As described above, however, the Nominating and Corporate Governance Committee regularly assesses the skills, background and expertise of the members of the Board and identifies the Company’s needs. As part of this process the Nominating and Corporate Governance Committee strives to select nominees with relevant business experience, the personal characteristics described above and a wide variety of skills and viewpoints.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations,” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by its members and other Directors as it does for stockholder-recommended nominees.

Compensation of Directors

The following table sets forth information regarding the compensation of the non-employee Directors of GPHC in 2014.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)
George V. Bayly(2)	14,055	—	14,055
G. Andrea Botta	87,647	90,000	177,647
David D. Campbell	75,000	90,000	165,000
Paul D. Carrico(3)	21,421	—	21,421
Kevin J. Conway(4)	32,894	—	32,894
Jeffrey H. Coors	90,309	90,000	180,309
Robert A. Hagemann(5)	45,925	90,000	135,925
Harold R. Logan, Jr.	75,000	90,000	165,000
Michael G. MacDougall(6)	53,733	90,000	143,733
Philip R. Martens	75,000	90,000	165,000
David A. Perdue(7)	30,668	90,000	120,668
Lynn A. Wentworth	90,000	90,000	180,000

(1)

The dollar value of fees earned or paid in cash does not include a $4.50 cash payment in lieu of a fractional share. The dollar value of stock awards is equal to the aggregate fair value of stock awards as of the date of grant plus a $4.50 payment in lieu of a fractional share.

(2)	Mr. Bayly resigned from the Board of Directors on February 26, 2014.
(3)	Mr. Carrico joined the Board on September 18, 2014.
(4)	Mr. Conway resigned from the Board on May 21, 2014.
(5)	Mr. Hagemann joined the Board on May 21, 2014.
(6)	Mr. MacDougall resigned from the Board on September 17, 2014.
(7)	Mr. Perdue resigned from the Board on August 8, 2014.

During 2014, each non-employee Director of the Company was eligible to receive an annual cash retainer fee of $75,000, payable in quarterly installments. The Audit Committee and the Compensation and Benefits Committee Chairs are eligible to receive a further retainer fee of $15,000, and the Lead Director and Nominating and Corporate Governance Committee Chairman was eligible to receive a further retainer of $25,000, all payable in quarterly installments. Mr. Conway received a retainer for serving as the Chairman of the Nominating and Corporate Governance Committee, but declined any additional retainer for his service as the Lead Director. Mr. Coors was elected to serve as Lead Director on February 26, 2014. In addition to the cash retainers, each non-employee Director who was serving on May 21, 2014 received an annual grant of shares of the Company’s common stock with a value of $90,000 on the date of grant. The Company no longer pays Board or committee meeting fees, but continues to reimburse all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

Board Recommendation

The Board believes that voting for each of the three nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the three nominees for Director.

AUDIT MATTERS

Report of the Audit Committee

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three members, each of whom is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with the independent auditors the matters required to be discussed with audit committees by the Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3211T; and

•

received the written disclosures regarding the auditors’ independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with our independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

David D. Campbell

Harold R. Logan, Jr.

Lynn A. Wentworth (Chair)

Audit Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2014 and December 31, 2013 by our independent auditors, Ernst & Young LLP, are as follows:

	Year Ended December 31,
	2014	2013
		(in millions)
Audit Fees	$4.5	$4.5
Audit-Related Fees	.4	.6
Tax Fees	—	—
All Other Fees	—	—

Total	$4.9	$5.1

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2014 and December 31, 2013, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during 2014 and 2013, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent auditors as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2014 and 2013, all of the audit and non-audit services provided by our independent auditors were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Independent Auditors

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Although the Company is not required to submit this matter to the stockholders for ratification, the Board of Directors believes that it is important to do so as a matter of good corporate governance. This proposal asks you to ratify this selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions from stockholders.

Pursuant to its charter, the Audit Committee has sole and direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Company. The Audit Committee will consider the results of the stockholder vote on ratification, but will exercise its judgment, consistent with its responsibilities under its charter, with respect to the appointment and retention of the Company’s independent registered public accounting firm. Additionally, the engagement of Ernst & Young LLP will be subject to the Audit Committee and Ernst & Young LLP reaching agreement on satisfactory terms of the engagement.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

COMPENSATION MATTERS

Compensation and Benefits Committee Report

The members of GPHC’s Compensation and Benefits Committee listed below reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation and Benefits Committee

G. Andrea Botta, Chairman

Robert A. Hagemann

Philip R. Martens

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section (“CD&A”) describes the Company’s compensation principles, policies and practices, as well as the specific factors considered by the Compensation and Benefits Committee (referred to in this CD&A as the “Committee”) in making compensation decisions. This CD&A focuses on the compensation of our Named Executive Officers (referred to herein as our “Executives”), who are set forth below and included in the Summary Compensation Table and other tables in this Proxy Statement:

Name	Position with Company at December 31, 2014
David W. Scheible	Chairman, President and Chief Executive Officer
Daniel J. Blount	Senior Vice President and Chief Financial Officer
Michael P. Doss	Chief Operating Officer
Alan R. Nichols	Senior Vice President, Mills Division
Stephen R. Scherger	Senior Vice President, Finance

Executive Summary

The goal of our compensation program is to align the interests of our key employees with those of our stockholders by implementing compensation practices designed to attract, retain, motivate and reward key members of management. A significant portion of the compensation packages of our Executives is intended to be at-risk pay for performance earned based on specific financial and operational achievements. During 2014, the Company was successful in its efforts to:

•	increase sales and profitability of its on-going operations, as 2014 net sales (excluding divested businesses) increased 5.6% and the Company’s adjusted EBITDA margin increased to 16.8% for the year;

•	expand its core business into Europe through the acquisition of the business of Benson Box Holdings Limited in the United Kingdom;

•	divest of non-core businesses such as the labels and multi-wall bag businesses;

•

improve the trading characteristics and value of its common stock through secondary offerings of approximately 73.7 million shares that reduced the percentage of shares held by affiliated stockholders to zero while the stock price rose to an all-time high exceeding $14.00/share; and

•	strengthen its balance sheet by reducing leverage and completing the refinancing of its senior secured credit agreement and $250 million of senior notes.

Throughout 2014, our compensation program performed as designed, allowing the Company to attract new talent, retain important members of management and reward key members of management for outstanding performance. Company performance exceeded targets for both the short-term incentive program (the Management Incentive Plan or “MIP”) and the long-term incentive program, resulting in payouts of 125% of target for MIP and 115% of target for the performance RSU portion of the long-term incentive program grants made in 2012. As demonstrated below, the aggregate total compensation of our five most highly paid executives for each of the past five years (as set forth in the Summary Compensation Table each year, but excluding changes in pension value and above market non-qualified deferred compensation earnings) remains closely aligned with the performance and value of the Company as reflected in the price of its common stock at year end.

Aggregate Total Compensation v. Stock Price Performance

Guiding Principles and Policies

The Committee’s objective is to set each of the primary components of the Company’s executive compensation program, (base salary, short-term cash incentives and long-term equity-based incentives), at a market-competitive rate, which is determined by reference to the 50th percentile of the peer group, resulting in each Executive’s total compensation opportunity being set at approximately the 50th percentile of the peer group’s total pay for executives with similar positions and responsibilities. The Committee does not employ a mechanical process based on peer data, however, as other considerations such as time in position, tenure, and succession with the Company are considered. As data for the peer group fluctuates or the peer group is updated to reflect changes in the market, the Committee may make adjustments in one or more components of compensation to achieve the 50th percentile of total compensation. The Committee and, with respect to the Chairman, President and Chief Executive Officer, the Board of Directors, have full discretion to choose the elements of executive compensation that the Executives will be paid or eligible to earn each year and to adjust the proportion of total compensation opportunity that each element provides. Company performance, market data, individual performance, executive succession, retention needs and internal equity among our Executives’ compensation packages have been the primary factors considered in decisions to increase or decrease compensation materially.

Peer Group and Market Data

Annually we obtain an analysis of compensation market data to assist in setting pay opportunities for our Executives for the following year. Compensation of the Executives is compared to the pay opportunities provided to executives holding comparable positions at similar public companies. The companies used for this comparison (shown below under the Industry Specific Peer Group heading) are recommended by the Company and the Committee’s consultant, Meridian, and approved by the Committee. The companies selected consist of a group of public companies with revenues approximately one-half to double the revenues of the Company. The Industry Specific Peer Group serves as the primary reference point for comparing the compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and the second most highly paid other executive officer. The Industrial Comparison Group, comprised of a broader set of industrial companies, serves as the primary reference point for executive officers other than the Chief Executive Officer, Chief Financial Officer and the second most highly paid other Executive Officer, and to confirm the appropriateness of the Industry Specific Peer Group as a benchmark of executive compensation. Both peer groups are reviewed annually and updated, if necessary, to ensure their appropriateness given any market changes. The companies used to develop 2014 compensation are listed below.

Industry Specific Peer Group

Aptar Group, Inc.	Crown Holdings, Inc.	Rock-Tenn Company
Avery Dennison Corporation	Greif, Inc.	Sealed Air Corporation
Ball Corporation	MeadWestvaco Corporation	Silgan Holdings, Inc.
Bemis Company, Inc.	Owens-Illinois Inc.	Sonoco Products Company
Packaging Corporation of America

Industrial Comparison Group

Air Products and Chemicals, Inc.	Energizer Holdings, Inc.	Packaging Corporation of America
Armstrong World Industries, Inc.	FMC Technologies, Inc.	Rockwell Automation, Inc.
Avery Dennison Corporation	Herman Miller, Inc.	Sonoco Products Company
Ball Corporation	ITT Corporation	Steelcase, Inc.
Borg Warner Inc.	Masco Corp.	The Scott’s Miracle-Gro Company
Cameron International Corporation	MeadWestvaco Corporation	Tupperware Brands Corporation
Dover Corporation	Molson Coors Brewing Company	USG Corporation
Eastman Chemical Company	Newell Rubbermaid, Inc.	Vulcan Materials
Ecolab Inc.	Owens-Illinois Inc.

Role of the Compensation and Benefits Committee

The Committee is responsible for establishing the Company’s general compensation philosophy and working with management to develop all equity compensation plans or programs and other compensation programs in which the Chief Executive Officer and other executive officers participate. Annually the Committee reviews market data provided by the Committee’s compensation consultant, reviews and approves all of the compensation arrangements of the Company’s executive officers and directs the Board’s process for evaluating the performance and compensation of the Chief Executive Officer. From time to time the Committee also reviews, evaluates and approves the Company’s health and welfare plan offerings and the Company’s retirement and savings plans. The Committee is also responsible for directing the Company’s succession planning and facilitating the Board’s review and approval of succession matters.

Role of Compensation Consultants

The Committee retains Meridian to act as the Committee’s independent advisor on executive compensation and benefits. The mandate of Meridian is to work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, compensation package and program design issues, market trends and technical considerations. The Committee instructed Meridian to compile and provide data on both total pay and individual elements of compensation among companies in the peer group, as well as trends in compensation practices that they observed within the peer group and generally among public companies. The Committee does not rely on Meridian to recommend specific levels of total pay or any specific element of compensation to our Executives; such recommendations are developed by management based on information provided by Meridian and then presented to the Committee for consideration. Meridian consultants attended all of the five Committee meetings in 2014 at the Committee’s request and were available to provide information to the Committee as questions and issues arose. The Committee determined that Meridian is independent after consideration of the SEC independence factors.

Role of Executive Officers

The Chairman, President and Chief Executive Officer and Senior Vice President, Human Resources recommend to the Committee the compensation program design and award amounts for most executives. They are not involved in determining their own pay.

Pay and Performance

As noted above, target compensation for each of our Executives is established at the beginning of each year with reference to the 50th percentile of the peer group. Each Executive’s actual compensation each year may be above or below the target level based on individual, business unit and overall Company performance, as well as changes in the price of the Company’s common stock. The chart below illustrates the relationship between the aggregate total compensation of our five most highly paid executives for each of the past five years (as set forth in the Summary Compensation Table, but excluding changes in pension value and above-market non-qualified deferred compensation earnings) and the Company’s earnings before income taxes, depreciation and amortization (as adjusted for unusual items and referred to in this CD&A as “Adjusted EBITDA”). Adjusted EBITDA is used by the Company as a performance measure for both the short-term cash incentive program and the long-term equity incentive program.

Aggregate Total Compensation v. Adjusted EBITDA Performance

Key Compensation Practices

Listed below are certain of the Company’s executive compensation practices that we believe are instrumental in achieving the Company’s compensation goals of attracting, retaining, motivating and rewarding key members of management, while mitigating risk and maintaining sound compensation practices.

•	Benchmark compensation with reference to the 50th percentile of peer companies, with which we may compete for talent;

•	Maintain a compensation mix that includes both short and long-term performance-based elements that encourage employees to focus on achieving Company-wide profitability and strategic goals;

•	Retain an independent compensation consultant that is engaged by and reports directly to the Committee;

•

Include a claw back provision in our equity compensation plans requiring participants who knowingly or grossly negligently engage in conduct resulting in a restatement of the Company’s financial statements to reimburse the Company for awards earned or accrued as a result of such conduct;

•	Provide no perquisites to our Executives, other than Company-requested relocation benefits and tax gross-ups with respect thereto and executive physicals;

•	Prohibit hedging, pledging or short-sale transactions by all of our employees and members of our Board of Directors under the Company’s insider trading policy;

•	Require executive officers and members of our Board of Directors to maintain minimum equity ownership levels; and

•	Pay no dividends on unvested RSU awards.

Overview of Executive Compensation Components

Our executive compensation program currently consists of the following compensation elements:

•	Base salary;

•	Short-term cash incentives;

•	Long-term incentives, consisting of Service-Based Restricted Stock Units (“Service RSUs”) and Performance-Based Restricted Stock Units (“Performance RSUs”);

•	Health and welfare benefits, including executive physicals;

•	Retirement benefits; and

•	Termination pay.

Each of these elements is discussed below, as well as the methodology used for setting the amount of each type of compensation.

Base Salary

Philosophy. The purpose of base salaries is to compensate our Executives for their role and level of responsibility within the Company. Increases in base salary also serve to reward performance and recognize significant increases in the scope of an Executive’s position and responsibilities. Our philosophy is to set salaries for our Executives at the 50th percentile of the peer group’s salaries for executives with similar positions and responsibilities (with adjustments made to reflect the various sizes of the companies in such group). Changes to base salaries occur on a periodic basis that is generally at least twelve months after the most recent adjustment for the Executive. Base salary changes take into account market data for similar positions, the Executive’s experience and time in position, any changes in responsibilities and individual performance. Individual performance is determined by considering achievement against each Executive’s specific performance goals established at the beginning of each year. Generally, such individual performance goals are established to support the financial and operational goals established by the Board for the Company, and may include earnings before income taxes, depreciation, amortization and other non-cash charges, debt reduction, new product innovation targets, business unit revenue, profitability and cost-saving goals and certain more subjective goals such as improvement in culture, succession planning and implementation of compliance initiatives and management effectiveness.

In 2014, the Committee approved base salary increases for the Executives (other than those recently hired or promoted into their positions) ranging from 2.5% to 6.0%, based upon each Executive’s performance, scope of position and market data for executives with similar positions and responsibilities. Such increases became effective as of July 1, 2014. The Board of Directors approved a three percent (3%) increase in Mr. Scheible’s base salary.

Management Incentive Plan

The purpose of the Management Incentive Plan (“MIP”) is to provide a meaningful short-term cash incentive that rewards the achievement of specified annual financial goals. For 2014, the financial measures used to set such financial goals or targets were Adjusted EBITDA, which was calculated as consolidated net income (including net income or loss attributable to non-controlling interests and unconsolidated entities) before income tax expense and depreciation and amortization, as adjusted for: expenses related to merger and acquisition activities; refinancing or early retirement of debt; acquisition integration costs; and asset or goodwill writedowns; and Cash Flow Before Debt Reduction, which is Net Cash provided/used by Operating Activities, Investing Activities and Financing Activities, less amortization or other payments of debt.

Target Opportunities. We set the MIP target percentage for each Executive at approximately the 50th percentile of peer group companies. Adjustments to MIP target levels are made periodically, taking into consideration the peer group comparisons, the President and Chief Executive Officer’s recommendations (for Executives other than himself) and input from Meridian. For 2014, Mr. Scheible’s incentive target level was increased from 100% to 110%. The annual incentive target (as a percentage of salary) for each of the Executives for 2014 is set forth below:

Name	Incentive Target
David W. Scheible	110%
Daniel J. Blount	70%
Michael P. Doss	80%
Alan R. Nichols	70%
Stephen R. Scherger	70%

Performance Goals. We set performance goals for the MIP so that achievement of such goals at target is aligned with our annual operating plan. Should the Company fail to reach its performance goals, the MIP will pay out to a lesser degree. If the threshold performance goal of 85% of our Adjusted EBITDA goal is not met or the Company fails to meet any of its quarterly financial covenant measures during the year, no payout under the MIP is earned. Our performance goals for 2014 were Adjusted EBITDA of $720.0 million (weighted at 50% in the calculation) and Cash Flow Before Debt Reduction of $350.0 million (weighted at 50% in the calculation). Achieving these performance goals would present an opportunity for a MIP award at target. The payout for performance at 95% of our Adjusted EBITDA and 90% of Cash Flow Before Debt Reduction goals was set at 50% of the MIP target, and no payout would be earned for performance at or below 85% of our Adjusted EBITDA and Cash Flow Before Debt Reduction performance goals. The payout for performance at 105% or more of our Adjusted EBITDA and 110% of Cash Flow Before Debt Reduction goals (after appropriate accrual for the greater compensation expense) was set at a maximum of 200% of the MIP target.

Actual Short-Term Incentive Payouts for 2014. Actual short-term incentive payouts for 2014 for the Executives are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Based on the Company’s performance with respect to both its Adjusted EBITDA and Cash Flow Before Debt Reduction performance goals, which were achieved at 101.0% and 102.7% of target, respectively, as well as the Company’s other significant accomplishments, the Committee and the Board of Directors approved payouts under the MIP at up to 125% of the target level.

For more information on the 2014 annual incentive opportunities for the Executives, refer to the “Grants of Plan-Based Awards” table in this Proxy Statement. The column titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” provides the estimated payouts for the Executives at threshold, target and maximum performance levels for 2014.

Long-Term Incentives

The Company’s long-term incentive program has two elements: Service RSUs and Performance RSUs. Service RSUs make up one-third of the total long-term incentive value that the Company grants to its Executives and Performance RSUs make up two-thirds of such total value. A greater proportion of Performance RSUs is consistent with the Company’s desire to tie a larger percentage of the Executives’ compensation to Company performance. Both Service RSU and Performance RSU grants are intended to retain Executives during a multi-year vesting period, align the long-term interests of Executives with our stockholders and provide stock compensation.

Service RSUs represent the right to receive one share of the Company’s common stock for each vested Service RSU granted. The Performance RSUs represent the right to earn from 0% to 150% of the target award based upon the Company’s achievement of specific performance goals established for a three year performance period. For the grants made in 2011 through 2014, the Company uses results for a three year performance period to determine the overall number of Performance RSUs earned. Service RSUs and Performance RSUs granted since 2011 are payable solely in shares of the Company’s common stock.

Service RSUs and Performance RSUs granted under the long-term incentive program generally vest in full on the third anniversary of the date of grant (assuming the Executive has continued in his or her employment by the Company through such date). Upon death, disability, retirement (as defined in the grant agreement) or involuntary termination without cause, a proportion of the RSUs vests. In the event of a change of control (as defined in both the Graphic Packaging Holding Company Amended and Restated 2004 Stock and Incentive Compensation Plan (the “2004 Plan”) and the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan (the “2014 Plan”)), all Service RSUs and earned Performance RSUs vest in full. The number of Performance RSUs considered earned in the event of a change of control is determined based on assumed target performance for the performance period.

Payout of 2011 Grants. In January 2014, the Committee approved the payout of the Performance RSUs granted in 2011 at 101.4% of target, based the achievement of the performance goals for the three year performance period. For the three year performance period ending on December 31, 2013, the performance goals were aggregate Adjusted EBITDA of $1,907 million and Return on Invested Capital of 10.87%.

2014 Grants. In February 2014, the Company granted both Service RSUs and Performance RSUs to each Executive under the long-term incentive program. For Executives, the total number of RSUs granted was set based on a value delivered as a percentage of salary formula, with the percentage established based on a review of responsibilities, market data and internal equity considerations. The value of RSUs granted under the long-term incentive program (as a percentage of salary) during 2014 for each of our Executives is set forth below:

David W. Scheible	400%
Daniel J. Blount	215%
Michael P. Doss	230%
Alan R. Nichols	185%
Stephen R. Scherger	185%

For the Performance RSUs, the performance goals are achievement of a minimum aggregate Adjusted EBITDA amount and a minimum return on invested capital percentage. Each performance goal is weighted in the calculation of the Company’s annual achievement at 50%.

Health and Welfare Benefit Plans

The Company provides the Executives and other employees with health and welfare benefits comparable to those they would receive at other companies and that are necessary for the Company to remain competitive in the marketplace for high-performing talent. Executives participate in employee benefit plans available to all salaried employees, including medical, dental, accidental death and dismemberment, business travel accident, prescription drug, life and disability insurance. Senior executives of the Company, including the Executives, are eligible for an executive physical benefit in which the Company pays for an annual physical exam through a specified provider under the Company’s medical plan. Continuation of health and welfare benefits for a limited time may occur as part of severance upon certain terminations of employment.

Perquisites

The Company does not provide perquisites to its Executives, other than Company-requested relocation benefits and tax gross-ups with respect thereto and executive physicals.

Retirement Benefits

The Company maintains qualified defined benefit and defined contribution retirement plans for our employees in which certain of the Executives participate. These plans provide retirement benefits to attract and retain qualified employees and Executives and encourage and reward tenure with the Company. In addition to the qualified defined benefit and defined contribution plans, the Company maintains non-qualified defined benefit and defined contribution plans in which the Executives also participate. The qualified benefit plans have a maximum compensation limit and a maximum annual benefit limit, which restrict the benefit to participants whose compensation exceeds these limits. To provide retirement benefits commensurate with pay levels, the non-qualified plans provide benefits to key salaried employees, including the Executives, using substantially the same formula for calculating benefits as used in the qualified plans, but on compensation in excess of the compensation limitation and maximum annual benefit.

Qualified and Non-Qualified Defined Benefit Plans. Executives and other employees hired before January 1, 2008, participate in either the Riverwood International Employees Retirement Plan or the Graphic Packaging Retirement Plan and the Graphic Packaging Excess Benefit Plan (together, the “Pension Plans”). As of June 30, 2011, the Company froze the Pension Plans and no longer makes pension contributions for future service on behalf of any employees who were not at least 50 years old with five years of completed service to the Company as of such date. As a result, the Company makes pension contributions on behalf of Messrs. Scheible and Blount, but not Messrs. Doss, Nichols and Scherger.

The Executives who participate in the Pension Plans also participate in either the Riverwood International Supplemental Retirement Plan or the Graphic Packaging Supplemental Retirement Plan (together, the “Supplemental Plans”). Mr. Scheible and Mr. Doss participated in the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Plan until January 1, 2005, the date they transferred into the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. The Supplemental Plans provide a benefit based upon compensation that exceeds the limits set by the IRS for the Pension Plans and makes total retirement benefits under the Company’s defined benefit plans for the Executives commensurate with those available to other employees as a percent of pay. When the Company froze the Pension Plans, it also froze the Supplemental Plans for those employees who were not at least 50 years old with five years of completed service to the Company as of such date, so the Company continues to make contributions to the Supplemental Plans on behalf of Messrs. Scheible and Blount, but not Messrs. Doss, Nichols and Scherger.

Qualified and Non-Qualified Defined Contribution Plans. Executives and all other non-union employees who meet certain service requirements are eligible to participate in the Graphic Packaging International, Inc. Savings Plan (the “401(k) Plan”), which is a qualified defined contribution plan under the rules of the Internal Revenue Service (“IRS”). Employees who choose to contribute to the 401(k) Plan receive matching contributions from the Company equal to 100% of the first three percent (3%) of employee contributions and 50% of the next 2% of employee contributions. Employees hired on or after January 1, 2008 are eligible for an annual supplemental contribution by the Company to their 401(k) Plan account equal to 3% of eligible earnings.

In 2011, the Company implemented a deferred compensation and 401(k) restoration plan that permits Executives and other eligible senior employees to contribute to and receive contributions from the Company on a basis that would be commensurate with other employees as a percent of pay. This plan, the Graphic Packaging International, Inc. Non-Qualified Deferred Compensation Plan (the “NQDCP”), permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. The plan offers investment options that generally mirror those available under the Company’s 401(k) Plan. Annually, the Company makes a 401(k) restoration matching contribution on behalf of those participants who do not participate in or receive future service accruals under the Company’s Pension Plans equal to a percentage of their annual deferral amount divided by compensation over the annual IRS limit, up to a maximum of 4%. The Company also makes a supplemental contribution equal to 3% of eligible pay over the annual IRS limit for those Executives and senior executives of the Company who do not participate in or receive future service accruals to one of the Company’s Pension Plans or Supplemental Plans and who have met the one year of service eligibility requirement. The NQDCP also provides an employer contribution equal to 3% of total pay for eligible senior executives (including Messrs. Doss, Nichols and Scherger) who do not receive contributions to one of the Company’s Pension Plans.

Employment Agreements and Potential Payments on Termination

The Executives have employment agreements with generally uniform provisions, including non-competition and non-solicitation covenants as well as claims releases and severance provisions. The employment agreements specify current position, base salary and aggregate annual bonus opportunity (as a percentage of base salary) for each Executive at the time the Agreement was entered into, as well as severance arrangements under different circumstances. Executives may receive severance benefits if they are terminated involuntarily or terminate voluntarily for Good Reason (as defined below) within 30 days of the Good Reason event. The Executive must deliver written notice of intention to terminate for Good Reason, specifying the applicable provision, and provide the Company a reasonable opportunity to cure. The Good Reason provision in the agreements was designed to equalize the treatment of voluntary terminations for Good Reason with involuntary terminations without cause. Doing so enables the contracts to fulfill their purpose of promoting retention during times of uncertainty and transition. “Good Reason” as defined in the agreements includes material reduction in position, responsibilities or duties, failure by the Company to obtain the assumption of the agreement by a successor company, reduction in base salary (unless the reduction does not exceed 10% and is applied uniformly to all similarly situated executives), breach of agreement or mandatory relocation (other than in connection with promotion) of more than 50 miles.

For Mr. Scheible, the severance benefit is two times base salary, and for Messrs. Blount, Doss, Nichols and Scherger it is one times base salary. Executives also receive health and welfare benefits for one year after termination and a pro-rata bonus payout (which is doubled for Mr. Scheible). In addition, if an Executive is separated from service without cause or for Good Reason within one year of a change in control, the Executive receives (i) an additional 1/2 year of base salary (one year for Mr. Scheible) and (ii) instead of the pro-rata bonus, a bonus equal to the Executive’s target level bonus for the year in which the separation occurs (assuming that all performance targets had been achieved) multiplied by 1.5 (multiplied by 2 for Mr. Scheible).

On November 21, 2013, the Company entered into Amended and Restated Employment Agreements with each of Mr. Doss and Mr. Scheible. Mr. Doss’s agreement reflects his promotion to Chief Operating Officer of the

Company. In connection with such promotion, Mr. Doss’s base salary was increased to $600,000 and his target bonus percentage was increased from 75% to 80%, both effective as of January 1, 2014. The purpose of the amendment to Mr. Scheible’s agreement was to enhance the strength of the retention and performance related incentive components of Mr. Scheible’s compensation arrangements through March 1, 2016. The amendment was designed with the advice and input of outside consultants to insure its effectiveness and reasonableness, relative to Company and industry standards. The amended and restated employment agreement provides that so long as Mr. Scheible continues his employment with the Company through March 1, 2016, upon his voluntary departure from the Company (an “Executive Termination”), he would be entitled to the same severance payments and benefits as if his employment has been terminated by the Company without cause (but calculated as if he had served a full final year for purposes of calculating the bonus element of the severance payment). It also originally provided for a potential retention bonus of between zero and $4 million following an Executive Termination. Effective February 27, 2015, the Board of Directors approved an amendment to Mr. Scheible’s Amended and Restated Employee Agreement guaranteeing the payment of at least $2,000,000 in retention bonus following an Executive Termination. The actual amount of any bonus in excess of $2,000,000 will continue to be completely within the discretion of the Company’s Board of Directors, after taking into consideration Mr. Scheible’s leadership in driving stockholder value over the period, as well as other measures of financial and organizational health, outlook and success.

On October 1, 2014, the Company and Mr. Blount entered into an amendment to Mr. Blount’s employment agreement. Pursuant to the amendment, the Company and Mr. Blount agreed that Mr. Blount would continue to serve as the Company’s Chief Financial Officer until December 31, 2014, after which Mr. Blount would serve as a Special Advisor until March 1, 2015, at which point Mr. Blount would retire. The amendment provided that upon Mr. Blount’s retirement as of March 1, 2015, he would be entitled to receive the following: (i) one year’s base salary, (ii) any annual incentive earned for 2014, (iii) a target pro rata annual incentive for 2015, (iv) a lump sum payment equal to $1,000,000, and (v) continuation of health care benefits for 12 months. Mr. Blount retired on March 1, 2015, and became eligible to receive the foregoing benefits.

All of the employment agreements with the Executives are discussed in more detail under Employment Agreements and Termination of Employment Arrangements.

In addition to the change in control provisions in the employment agreements, the award agreements for Service RSUs and Performance RSUs provide for accelerated vesting and payout in the event of a change in control. A “change-in-control” means any of the following events:

•

The acquisition by any person of beneficial ownership of thirty percent (30%) or more of the combined voting power securities of the Company entitled to vote generally in the election of directors, except if such acquisition is by a person who, prior to such acquisition, is the beneficial owner of thirty percent (30%) or more of such securities, or if such securities, or is such acquisition is by any employee benefit plan or related trust, or if such acquisition is by a stockholder who is party to the Riverwood Holding, Inc. Stockholders Agreement dated March 25, 2003.

•

Individuals of the incumbent Board (other than those whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) do not constitute at least a majority of the Board.

•

Consummation of a reorganization, merger or consolidation to which the Company is a party unless (i) all or substantially all of the individuals and entities who were the Beneficial Owners of the Company’s outstanding securities prior to such transaction beneficially own more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction, and (ii) no person (excluding successors to current stockholders or any employee benefit plan or related trust) beneficially owns thirty percent (30%) or more of the combined voting power of the then outstanding voting securities, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the resulting entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing such reorganization, merger or consolidation.

•	The sale, transfer or disposition of all or substantially all of the assets of the Company; or,

•	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The forgoing events were chosen to trigger the vesting and payout of RSUs because they constitute a fundamental change in the ownership or control of the Company, which materially alters the prospects and future of the Company and, therefore, the employment conditions and opportunities for the members of management who receive RSUs.

Timing of Compensation

Base salary adjustments are generally approved at the second Committee and first Board meeting of the year and may take effect at various times over the course of the year. Our policy is that awards of equity compensation are made only at regularly scheduled meetings of the Committee or Board of Directors (except for certain new-hire, promotion and retention grants) and that the date of grant is no earlier than the date upon which the grant is approved.

Tax Issues

Favorable accounting and federal corporate income tax treatment of the various elements of our compensation program is a consideration in its design, but because of the Company’s net operating loss carry-forwards, which are expected to offset the Company’s federal income tax obligations for several years and because the Committee’s policy is to maximize long-term stockholder value, it is not a primary consideration. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of certain items of compensation to each of the Executives (or, the “covered employees,” for Code Section 162(m) purposes) to $1,000,000 annually, unless the compensation qualifies as performance-based compensation exempt from the $1,000,000 limitation. Long-term incentives may be structured so as to qualify for the performance-based exception described above. We will continue to monitor the levels of compensation of our Executives and to consider whether other action should be taken in order to ensure deductibility of compensation payable to them, although we reserve the right to award compensation that is not deductible under Code Section 162(m) if we determine it to be in the best interests of the Company and our stockholders to do so.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At the Annual Meeting of Stockholders on May 22, 2014, over 98% of the shares represented and entitled to vote at the Annual Meeting were voted to approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the 2014 Proxy Statement. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

At the Annual Meeting of Stockholders on May 19, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur once every three years. Consistent with this preference, the Board implemented an advisory vote on executive compensation once every three years (with the next such advisory vote scheduled to occur at 2017 Annual Meeting) until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is also scheduled to occur at the 2017 Annual Meeting.

Compensation of Executive Officers

The following table sets forth the compensation paid to or earned by the Company’s Principal Executive Officer (Mr. Scheible), Principal Financial Officer (Mr. Blount) and the Company’s three other most highly paid executive officers in 2014 (collectively, the “Named Executive Officers”) for each of the three fiscal years ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
David W. Scheible	2014	1,028,150	4,477,843	1,413,706	2,185,998	10,400	(3)	9,116,097
Chairman, President and	2013	998,175	4,275,404	998,175	456,133	13,050		6,740,937
Chief Executive Officer (Principal Executive Officer)	2012	964,475	4,247,094	1,736,055	2,267,492	10,000		9,225,116

Daniel J. Blount	2014	539,814	1,265,577	472,338	995,713	12,669	(4)	3,286,111
Senior Vice President and	2013	525,375	1,186,593	367,763	—	12,326		2,092,057
Chief Financial Officer (Principal Financial Officer)	2012	512,500	1,234,092	645,750	522,292	10,000		2,924,634

Michael P. Doss	2014	600,000	1,523,620	600,000	308,019	104,461	(5)	3,136,100
Chief Operating Officer	2013	527,875	1,180,634	422,300	—	239,225		2,370,034
	2012	515,000	1,252,576	695,250	177,785	182,361		2,822,972

Alan R. Nichols	2014	416,583	826,112	364,511	—	69,652	(6)	1,676,858
Senior Vice President,	2013	395,725	763,400	277,007	—	73,095		1,509,227
Mills Division	2012	376,025	763,979	302,700	—	38,013		1,480,717

Stephen R. Scherger	2014	496,589	999,313	434,515	—	86,708	(7)	2,017,125
Senior Vice President,	2013	482,125	936,986	337,488	—	362,953		2,119,552
Finance	2012	356,250	863,113	349,125	—	1,000,000		2,568,488

(1)

Amounts shown in this column represent the aggregate grant date fair value of Service RSUs and Performance RSUs as of the date of grant, computed in accordance with FASB ASC Topic 718. The value of Performance RSUs assumes performance occurs at target level. The value of 2014 Stock Awards assuming payout of Performance RSUs at the maximum level is as follows: Mr. Scheible: $5,970,457; Mr. Blount: $1,687,437; Mr. Doss: $2,031,493; Mr. Nichols: $1,101,483; and Mr. Scherger: $1,332,416.

(2)

The amounts set forth in this column for Messrs. Scheible, Blount and Doss reflect the aggregate increase in the present value of accumulated benefits under our Pension Plans. Mr. Nichols and Mr. Scherger do not participate in the Company’s Pension Plans. None of the Named Executive Officers realized above market or preferential earnings on deferred compensation.

(3)	The amount shown for Mr. Scheible represents matching contributions to the Company’s 401(k) Plan.
(4)	The amount shown for Mr. Blount represents a $10,400 matching contribution to the Company’s 401(k) Plan and the cost of Mr. Blount’s executive physical benefit.
(5)

The amount shown for Mr. Doss includes: (i) $18,200 of Company matching and supplemental contributions to the Company’s 401(k) Plan; (ii) $84,030 of Company matching and supplemental contributions to the NQDCP; and (iii) the cost of Mr. Doss’ executive physical benefit.

(6)

The amount shown for Mr. Nichols includes: (i) $18,493 of Company matching and supplemental contributions to the Company’s 401(k) Plan; and (ii) $51,159 of Company matching and supplemental contributions to the NQDCP.

(7)

The amount shown for Mr. Scherger includes: (i) $18,200 of Company matching and supplemental contributions to the Company’s 401(k) Plan; (ii) $65,208 of Company matching and supplemental contributions to the NQDCP; and (iii) the cost of Mr. Scherger’s executive physical benefit.

The following table sets forth information regarding the grants of annual cash incentive compensation and annual equity compensation during 2014 to the Named Executive Officers.

Grants of Plan-Based Awards in Fiscal 2014

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)
David W. Scheible	2/26/14	0	1,130,965	2,261,930
Chairman,	2/26/14				0	289,828	434,742		2,985,228
President and	2/26/14							144,914	1,492,614
Chief Executive Officer

Daniel J. Blount	2/25/14	0	377,870	755,740
Senior Vice President and	2/25/14				0	81,994	122,991		843,718
Chief Financial Officer	2/25/14							40,997	421,859

Michael P. Doss	2/25/14	0	480,000	960,000
Chief Operating Officer	2/25/14				0	98,712	148,068		1,015,746
	2/25/14							49,356	501,873

Alan R. Nichols	2/25/14	0	291,608	583,216
Senior Vice President,	2/25/14				0	53,522	80,283		550,741
Mills Division	2/25/14							26,761	275,371

Stephen R. Scherger	2/25/14	0	347,612	695,225
Senior Vice President,	2/25/14				0	64,743	97,115		666,205
Finance	2/25/14							32,372	333,108

(1)	The amounts set forth in these columns reflect the threshold, target and maximum cash payments that could have been earned during 2014 under the MIP.
(2)

Amounts in this column represent the threshold number of Performance RSUs that will be paid out assuming Company performance occurs at 90% or less of the performance measures under the 2014 long-term incentive program (the “2014 LTIP”).

(3)

Amounts in this column represent the number of Performance RSUs granted to each of the Named Executive Officers. The is the number of Performance RSUs that will be paid out assuming Company performance at the target levels under the 2014 LTIP.

(4)	Amounts in this column represent the maximum number of Performance RSUs that will be paid out to each of the Named Executive Officers under the 2014 LTIP, which is 150% of the target level grant.
(5)	Amounts in this column represent the number of Service RSUs granted to each of the Named Executive Officers under the 2014 LTIP.
(6)

Amounts in this column represent the aggregate grant date fair value of Service RSUs and Performance RSUs, computed in accordance with FASB ASC Topic 718. The value of the Performance RSUs assumes performance occurs at target level.

Additional Information regarding the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2014 Table

Salary. The amounts shown as salaries in the Summary Compensation Table for 2014 represent amounts actually paid during 2014 and may not be the same as current base salary levels. The salaries shown include amounts contributed to the Company’s NQDCP by the Executive.

Non-Equity Incentive Plan Compensation. The Company’s MIP is designed to provide short-term incentive awards based upon the accomplishment by the Company of performance goals established at the beginning of each year. Awards are paid in cash during the first quarter of the following year. The amounts shown in the Summary Compensation Table represent amounts earned in 2014 and paid during the first quarter of 2015.

Option/Stock Appreciation Rights Grants in 2014. During 2014, none of the Named Executive Officers received grants of stock options or stock appreciation rights.

Stock Awards. In 2014, the Compensation and Benefits Committee and the Board approved grants of RSUs under the 2004 Plan to our Named Executive Officers. These grants were made up of Service RSUs (1/3 of total grant) and Performance RSUs (2/3 of total grant). The number of shares paid out pursuant to the Performance RSUs is determined by the accomplishment of certain performance metrics established by the Board of Directors. Specifically, the performance metrics are Adjusted EBITDA for the three-year period ending December 31, 2016 (50% weight) and return on invested capital for the three-year period ending December 31, 2016 (50% weight). All of the RSUs vest on the third anniversary of the date of grant and are payable in shares of the Company’s common stock.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table represent only the aggregate increase in the present value of accumulated benefits under our Pension Plans and Supplemental Plans. None of the named Executive Officers realized above-market or preferential earnings on deferred compensation.

The following table sets forth the aggregate outstanding RSUs held by the Named Executive Officers at the end of fiscal 2014. None of the Named Executive Officers held any stock options at the end of fiscal 2014.

Outstanding Equity Awards at Fiscal Year End

Name and Principal Position	Stock Awards
	Numbers of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Scheible	600,674	8,181,180	1,201,349	(4)	16,362,373
Chairman, President and Chief Executive Officer

Daniel J. Blount	171,386	2,334,277	342,772	(5)	4,668,555
Senior Vice President and Chief Financial Officer

Michael P. Doss	180,605	2,459,840	361,211	(6)	4,919,694
Chief Operating Officer

Alan R. Nichols	108,807	1,481,951	217,614	(7)	2,963,903
Senior Vice President, Mills Division

Stephen R. Scherger	231,872	3,158,097	151,022	(8)	2,056,920
Senior Vice President, Finance

(1)	The numbers in this column represent the aggregate number of Service RSUs held by each of the Named Executive Officers that have not vested as of December 31, 2014.
(2)	Amounts in this column are calculated based on the closing price of the Company’s common stock on December 31, 2014 of $13.62.

(3)	The numbers in this column represent the aggregate number of Performance RSUs held by each of the Named Executive Officers as of December 31, 2014.
(4)	Mr. Scheible’s RSUs vest as follows: 787,958 RSUs on February 17, 2015; 579,323 on February 27, 2016; and 434,742 on February 26, 2017.
(5)	Mr. Blount’s RSUs vest as follows: 227,273 RSUs on February 16, 2015; 163,894 RSUs on February 26, 2016; and 122,991 on February 25, 2017.
(6)	Mr. Doss’ RSUs vest as follows: 230,677 RSUs on February 16, 2015; 163,071 RSUs on February 26, 2016; and 148,068 on February 25, 2017.
(7)	Mr. Nichols’ RSUs vest as follows: 140,696 RSUs on February 16, 2015; 105,442 RSUs on February 26, 2016 and 80,283 on February 25, 2017.
(8)	Mr. Scherger’s RSUs vest as follows: 156,361 RSUs on April 1, 2015; 129,418 RSUs on February 26, 2016; and 97,115 on February 25, 2017.

The following table sets forth information regarding RSUs held by the Named Executive Officers that vested during 2014.

Option Exercises and Stock Vested

	Stock Awards(1)
Name and Principal Position	No. of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
David W. Scheible	769,902	8,137,864
Chairman, President and Chief Executive Officer

Daniel J. Blount	269,446	2,829,393
Senior Vice President and Chief Financial Officer

Michael P. Doss	217,905	2,288,003
Chief Operating Officer

Alan R. Nichols	163,779	1,719,680
Senior Vice President, Mills Division

Stephen R. Scherger	—	—
Senior Vice President, Finance

(1)	Only Stock Awards are included in the table because none of the Named Executive Officers held or exercised any stock options during 2014.
(2)	Value realized represents the fair market value of the shares on the vesting date.

Pension Benefits at 2014 Fiscal Year End

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David W. Scheible(2)(3) Chairman, President and Chief Executive Officer	Riverwood International Employees Retirement Plan	15	879,443	0
	Riverwood International Supplemental Retirement Plan	15	6,363,339	0
	Graphic Packaging Retirement Plan	5	164,246	0
	Graphic Packaging Supplemental Retirement Plan	5	220,800	0

Daniel J. Blount(2) Senior Vice President and Chief Financial Officer	Riverwood International Employees Retirement Plan	16	1,527,707	0
	Riverwood International Supplemental Retirement Plan	16	2,000,023	0

Michael P. Doss(3) Chief Operating Officer	Riverwood International Employees Retirement Plan	11	290,826	0
	Riverwood International Supplemental Retirement Plan	11	705,694	0
	Graphic Packaging Retirement Plan	5	117,485	0
	Graphic Packaging Supplemental Retirement Plan	5	9,922	0

Alan R. Nichols Senior Vice President, Mills Division	—	—	—	—

Stephen R. Scherger Senior Vice President, Finance	—	—	—	—

(1)

The valuation method and assumptions used in calculating the present value of the accumulated benefits are set forth in Note 6 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)

Mr. Scheible and Mr. Blount are eligible for early retirement under both the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. Both plans require participants to be at least age 55 and have 10 years of service in order to be eligible for early retirement.

(3)

Mr. Scheible and Mr. Doss were transferred to the Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan as of January 1, 2005. Benefit service was frozen on December 31, 2004 for both the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Retirement Plan. Mr. Doss’ benefit service for the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan was frozen as of June 30, 2011.

Additional Information regarding the Pension Benefits at 2014 Fiscal Year End Table

The Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan. All U.S. salaried employees hired prior to January 1, 2008, who satisfied the service eligibility criteria and who were not participants in the Graphic Packaging Retirement Plan (the “GPIC Retirement Plan”) are participants in the Riverwood International Employees Retirement Plan (the “Employees Retirement Plan”).

Pension benefits under this plan are limited in accordance with the provisions of the Code governing tax-qualified pension plans. The Company also maintains the Riverwood International Supplemental Retirement Plan for participants in the Employees Retirement Plan that provides for payment to participants of retirement benefits equal to the excess of the benefits that would have been earned by each participant had the limitations of the Code not applied to the Employees Retirement Plan and the amount actually earned by such participant under such plan. Service benefits were frozen under the plan for all participants other than those who were 50 years old and had 5 years of service (the “Grandfathered Participants”) as of June 30, 2011. Messrs. Scheible and Blount are each Grandfathered Participants in these pension plans. Benefits under the Riverwood International Supplemental Retirement Plan are not pre-funded; such benefits are paid by the Company.

Annual remuneration, defined as “Salary” in the Employees Retirement Plan, includes annual salary paid, amounts paid as bonuses under the annual incentive compensation plan and certain other bonus awards, but excludes payments in lieu of perquisites and payments under any equity incentive plan or long-term incentive plan.

As of December 31, 2014, Messrs. Scheible, Blount and Doss had the completed years of credited service set forth above in the Pension Benefit Table. Estimated benefits are not subject to a reduction to reflect the payment of Social Security benefits or other offset amounts. The years of service calculated for Mr. Scheible and Mr. Doss include years of service credited under the GPIC Retirement Plan described below. Mr. Scheible and Mr. Doss participated in the GPIC Retirement Plan until January 1, 2005 when they were transferred into the Employees Retirement Plan.

GPIC Retirement Plan. The Company’s U.S. salaried employees who (i) were previously employed by Graphic Packaging International Corporation (“GPIC”), (ii) satisfied the service eligibility criteria and (iii) did not participate in the Employees Retirement Plan participated in the GPIC Retirement Plan. Pension benefits under the GPIC Retirement Plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. GPIC also maintained the Graphic Packaging Supplemental Retirement Plan that provided the benefits that were not payable from the qualified retirement plan because of limitations under the Code. None of the Company’s Named Executive Officers participated in the GPIC Retirement Plan during 2014.

The following table sets forth information regarding the Named Executive Officers’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the “NQDCP”).

Nonqualified Deferred Compensation

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David W. Scheible	0	0	0	0	0
Chairman, President and Chief Executive Officer

Daniel J. Blount	0	0	0	0	0
Senior Vice President and Chief Financial Officer

Michael P. Doss	40,892	84,030	19,387	0	355,966
Chief Operating Officer

Alan R. Nichols	31,931	51,159	9,611	30,663	169,046
Senior Vice President, Mills Division

Stephen R. Scherger	50,045	65,208	113,827	0	1,526,969
Senior Vice President, Finance

(1)	These amounts were included in the “Salary” or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)

These amounts were also reported in the “All Other Compensation” column for 2014 in the Summary Compensation Table. These amounts were earned as of fiscal year end but were not contributed until January 2015, so they are not reflected in the “Aggregate Balance at Last FYE” column of this table.

Deferred Compensation. In 2011, the Company implemented the NQDCP, a nonqualified deferred compensation plan to which Executives and other eligible senior employees may defer a portion of their annual base salary and/or payment under the MIP, and to which the Company may also make additional contributions. Contributions to the NQDCP were first made during 2012. The NQDCP permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. The NQDCP offers deemed investment options that generally mirror those available under the Company’s 401(k) Plan. The Company may, in its discretion, make contributions to the NQDCP, such as 401(k) restoration matching contributions and other supplemental contributions for Executives and eligible senior employees who do not participate in or receive future service accruals to one of the Company’s Pension Plans or Supplemental Plans. NQDCP distributions will be made or commence on the earlier of the six month anniversary of a participant’s separation from service with the Company, a change in control of the Company or, if elected by the participant, on a specified date. Payment will be made in a lump sum or in annual installments (up to 10) as elected by the participant.

The following table provides information as of December 31, 2014, with respect to the Company’s compensation plans under which equity securities are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity compensation plans approved by stockholders(1)	7,765,914	(2)	N/A	16,379,219	(3)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A
Total	7,765,914	(2)	N/A	16,379,219

(1)	The plans with outstanding awards thereunder are the 2004 Plan and the 2014 Plan.
(2)	Includes (i) zero stock options; (ii) 7,616,711 RSUs; and 149,203 shares of phantom stock.
(3)	All of these securities are available for issuance under the 2014 Plan.

Employment Agreements and Termination of Employment Arrangements

Employment Agreements

Each of the Named Executive Officers has entered into an employment agreement with the Company and its wholly-owned subsidiary, Graphic Packaging International, Inc. These agreements have generally uniform provisions, including non-competition and non-solicitation covenants, claims releases and severance provisions, as well as provisions intended to insure compliance with Code Section 409A and an additional severance benefit in the event of a change in control of the Company.

Pursuant to the employment agreements, each of the Named Executive Officers serves in the capacity shown beside his name in the table set forth below. Each of the agreements has an initial term of one year beginning on the date of execution of the agreement and then automatically extends upon the same terms and conditions for an additional period of one year until terminated by the Company or the Named Executive Officer.

Each of the agreements provides for the minimum base salary and for each Named Executive Officer’s participation in the Company’s incentive compensation programs for senior executives at a level commensurate with his position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a committee thereof. Each Named Executive Officer has a current annual target bonus opportunity equal to the percentage of base salary set forth in the table below.

Each of the agreements specifies that during the Named Executive Officer’s employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives. The Named Executive Officers shall also be entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.

In the event that the Named Executive Officer’s employment is terminated due to a disability that prevents the performance by the Named Executive Officer of his duties for a period of six months or longer, the Company shall pay the Named Executive Officer’s full base salary through the date of termination. In the case of termination due to death, the Company will pay the Named Executive Officer’s full base salary for the payroll period in which death occurs, plus an additional one month’s salary. In addition to base salary payments, a Named Executive Officer terminated due to disability or death will receive a pro-rated bonus for the portion of the calendar year in which the Named Executive Officer’s termination of employment occurs, assuming target performance by the Company under applicable performance metrics.

In the event that the Company terminates a Named Executive Officer’s employment without cause, or a Named Executive Officer terminates his employment for good reason, the agreements provide for severance of:

•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination (on the second anniversary with respect to Mr. Scheible);

•

a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance metrics had been achieved as of the date of termination (multiplied by two with respect to Mr. Scheible); and

•	outplacement and career counseling services with a value not in excess of $25,000.

If the Company terminates a Named Executive Officer’s employment without cause, or a Named Executive Officer terminates his employment for good reason within one year of a change in control, the Named Executive Officer will also receive:

•	an additional 1/2 year’s base salary (one year with respect to Mr. Scheible); and

•

instead of the pro-rata incentive bonus payable upon termination without cause or for good reason set forth above, an incentive bonus for the year in which termination occurs equal to such Named Executive Officer’s incentive bonus opportunity at target level and assuming that all performance metrics had been achieved multiplied by 1.5 (multiplied by two with respect to Mr. Scheible).

In addition to the termination benefits described above, pursuant to the Amended and Restated Employment Agreement dated November 21, 2013 between the Company and Mr. Scheible, if Mr. Scheible voluntarily terminates his employment after March 1, 2016 (an “Executive Termination”), Mr. Scheible will receive the same benefits as if his employment had been terminated by the Company without cause (but calculated as if he had served a full final year for purposes of calculating the bonus element of the severance payment). In addition, the Agreement originally provided for a potential retention bonus of between zero and $4,000,000 following an Executive Termination. Effective February 27, 2015, the Board of Directors approved an amendment to Mr. Scheible’s Amended and Restated Employment Agreement guaranteeing the payment of at least $2,000,000 in retention bonus following an Executive Termination. The amount of such bonus in excess of $2,000,000 will continue to be within the discretion of the Board of Directors, after taking into consideration Mr. Scheible’s leadership in driving stockholder value over the period and other measures of financial and organizational health, outlook and success.

On October 1, 2014, the Company and Mr. Blount entered into an amendment to Mr. Blount’s employment agreement. Pursuant to the amendment, the Company and Mr. Blount agreed that Mr. Blount would continue to serve as the Company’s Chief Financial Officer until December 31, 2014, after which Mr. Blount would serve as a Special Advisor until March 1, 2015, at which point Mr. Blount would retire. The amendment provided that upon Mr. Blount’s retirement as of March 1, 2015, he would be entitled to receive the following: (i) one year’s base salary, (ii) any annual incentive earned for 2014, (iii) a target prorated annual incentive for 2015, (iv) a lump sum payment equal to $1,000,000, and (v) continuation of health care benefits for 12 months. Mr. Blount retired on March 1, 2015, and became eligible to receive the foregoing benefits.

Each of the agreements provides that the Named Executive Officer may not work for specific competitors of the Company for a period of one year after his employment terminates. Each of the Named Executive Officers is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment.

Specific current terms for each of the Named Executive Officers (other than Mr. Blount who has retired) are set forth below:

Name and Principal Position	Annual Base Salary ($)	Annual Target Bonus (%)
David W. Scheible	1,043,350	110%
Chairman, President and Chief Executive Officer

Michael P. Doss	660,000	90%
Chief Operating Officer

Alan R. Nichols	428,717	70%
Senior Vice President, Mills Division

Stephen R. Scherger	531,000	70%
Senior Vice President and Chief Financial Officer

Potential Payments Upon Termination

The table below reflects the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment was terminated (i) because of death or disability, (ii) by the Company without cause or by the Named Executive Officer for good reason (as described in such Named Executive Officer’s employment agreement), or (iii) by the Company without cause or by the Named Executive Officer for good reason within one year following a change in control of the Company, in each such case as of December 31, 2014, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment and benefits available to all salaried employees, such as distributions of employee contributions and Company matching contributions under the Company’s 401(k) Plans and any accrued vacation pay. These benefits are also in addition to the benefits described above in the Pension Benefits table.

In the event that a Named Executive Officer is terminated for cause, no cash severance is payable and the Named Executive Officer forfeits all unvested equity awards. In addition, no continued welfare benefits or outplacement services are provided to the Named Executive Officer.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of an executive’s actual separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the maximum payouts under any incentive plans and the executive’s age.

	Termination following Death			Termination following Disability			Termination Without Cause or for Good Reason(1)(2)				Termination following a Change in Control(2)
Name and Principal Position	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)		Cash ($)	Equity ($)	Total ($)
David W. Scheible	1,234,631	11,455,695	12,690,326	1,147,685	9,784,785	10,932,470	4,382,070	9,784,785	14,166,855	(3)	7,720,790	24,543,553	32,264,343	(3)
Chairman, President and Chief Executive Officer

Daniel J. Blount	428,075	3,280,428	3,708,503	382,535	2,807,718	3,190,253	929,014	2,807,718	3,736,732	(4)	1,776,057	7,002,832	8,778,889	(4)
Senior Vice President and Chief Financial Officer

Michael P. Doss	977,796	3,403,982	4,381,778	927,796	2,834,890	3,762,686	1,527,796	2,834,890	4,362,686		2,547,796	7,379,534	9,927,330
Chief Operating Officer

Alan R. Nichols	563,833	2,064,790	2,628,623	528,107	1,756,226	2,284,333	956,824	1,756,226	2,713,050		1,621,335	4,445,854	6,067,189
Senior Vice President, Mills Division

Stephen R. Scherger	1,145,392	2,380,572	3,525,964	1,103,397	2,007,316	3,110,713	1,577,299	2,007,316	3,584,614		2,383,734	5,215,016	7,598,750
Senior Vice President, Finance

(1)

In the event that the Named Executive Officer’s employment is terminated because of his retirement or early retirement, such Named Executive Officer receives the same equity payout as if his employment had been terminated without cause or for good reason.

(2)

In addition to the amounts shown, each Named Executive Officer receives life, medical, dental and prescription drug benefits for one year following the date of termination, as well as outplacement and career counseling services with a cost up to $25,000. The maximum annual amount of such continued life, medical, dental and prescription drug benefits for each of the Named Executive Officers is:

David W. Scheible	$18,624
Daniel J. Blount	$16,596
Michael P. Doss	$16,812
Alan R. Nichols	$16,115
Stephen R. Scherger	$16,325

(3)

In the event of an Executive Termination, Mr. Scheible will receive the same benefits as if his employment had been terminated by the Company without cause (but calculated as if he had served a full final year for purposes of calculating the bonus element of the severance payment). In addition, Mr. Scheible is also eligible to receive a potential retention bonus between $2,000,000 and $4,000,000. Thus, the total payment to Mr. Scheible in the event of an Executive Termination could be increased by up to $4,000,000 from the amount shown.

(4)

Pursuant to the amendment to Mr. Blount’s Employment Agreement dated October 1, 2014, upon his retirement on March 1, 2015, Mr. Blount received the same benefits as if his employment had been terminated without cause or for good reason, plus a prorated bonus for 2015 (assuming performance at target levels) and a one-time lump sum payment of $1,000,000.

ADDITIONAL INFORMATION

Proxy Solicitation and Householding

The Company will bear the entire cost of proxy solicitation, including the preparation, Internet posting, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to beneficial holders and obtaining their proxies.

Some banks, brokers or other nominee record holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and Annual Report may be sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary or by calling (770) 240-7200. Any stockholder who wants to receive separate copies of the Annual Report and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of March 15, 2015, and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

Name	Number of Shares	Percentage
5% Stockholders:
BlackRock, Inc.(1)	20,125,023	6.1%
Boston Partners(2)	26,400,418	8.0%
Iridian Asset Management LLC(3)	33,334,842	10.1%
Vanguard Group(4)	21,126,669	6.4%
Wellington Management Group LLC(5)	24,835,903	7.6%
Directors and Named Executive Officers:
G. Andrea Botta(6)	165,935	*
David D. Campbell	37,383	*
Paul D. Carrico	0	*
Jeffrey H. Coors(7)	1,379,853	*
Robert A. Hagemann	20,571	*
Harold R. Logan, Jr.	92,994	*
Philip R. Martens	8,571	*
David W. Scheible(8)	1,237,276	*
Lynn A. Wentworth	82,258	*
Daniel J. Blount(9)	420,187	*
Michael P. Doss	634,681	*
Alan R. Nichols	313,422	*
Stephen R. Scherger(10)	156,361	*
All Directors and executive officers as a group (18 persons)(11)	5,093,316	1.6%

(1)

Pursuant to a Schedule 13G dated January 12, 2015, as of December 31, 2014 BlackRock, Inc. maybe deemed to beneficially own 20,125,023 shares of the Company’s common stock. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022

(2)

Pursuant to a Schedule 13G dated February 12, 2015, as of December 31, 2014 Boston Partners, in its capacity as an investment advisor, may be deemed to beneficially own 26,400,418 shares of the Company’s common stock. Boston Partners shares voting power with respect to 104,161 of such shares. The business address of Boston Partners is One Beacon Street, Boston, MA 02108.

(3)

Pursuant to Amendment No. 1 to a Schedule 13G dated February 5, 2015, as of January 31, 2015 Iridian Asset Management LLC may be deemed to beneficially own 33,334,842 shares of the Company’s common stock. Iridian Asset Management LLC shares voting and dispositive power with respect to all of such shares. The business address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880-4704.

(4)

Pursuant to a Schedule 13G dated February 9, 2015, as of December 31, 2014 The Vanguard Group may be deemed to beneficially own 21,126,669 shares of the Company’s common stock. The Vanguard Group shares dispositive power with respect to 410,492 of such shares. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Pursuant to Amendment No. 2 to a Schedule 13G dated February 12, 2015, as of December 31, 2014 Wellington Management Group LLP (formerly Wellington Management Company, LLP), in its capacity as an investment advisor, may be deemed to beneficially own 24,835,903 shares of the Company’s common stock. Wellington Management Group LLP shares voting power with respect to 16,978,176 of such shares and shares dispositive power with respect to all of such shares. The business address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(6)	The amount shown includes 149,203 shares of phantom stock that are fully vested but not payable until Mr. Botta’s retirement as a director of the Company.
(7)	The amount shown includes (i) 53,429 shares held in joint tenancy with Mr. Coors’ wife, (ii) 142,663 shares held in an individual retirement account; and (iii) 30,000 shares held by Mr. Coors’ wife.
(8)	The amount shown includes 4,253 stock units held in the Company’s 401(k) savings plan.
(9)	Mr. Blount’s beneficial ownership is shown as of March 1, 2015, his last day of employment prior to his retirement from the Company.
(10)	The amount shown includes 156,361 RSUs that vest and become payable on April 1, 2015.
(11)

The amount shown includes 149,203 shares of phantom stock that are fully vested but not payable until Mr. Botta’s retirement as a director of the Company and 156,361 RSUs that vest and become payable on April 1,  2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to or filed by the Company pursuant to Rule 16a-3(e) of the Exchange Act during 2014 and Form 5 and amendments thereto furnished to the Company with respect to 2014, and written representations from the Company’s reporting persons, the Company believes that its officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) applicable to such persons, except that Mr. Michael R. Schmal filed one late Form 4.

Stockholder Proposals and Nominations

If you intend to present a proposal at the 2016 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Corporate Secretary must receive this proposal no later than December 3, 2015. If you want to present a proposal at the 2016 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 21, 2016, and not later than February 20, 2016. However, if the date of the 2016 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•

as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•

as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

•	the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals as were brought before the meeting in accordance with the procedures described above will be presented at the meeting. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect to such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

By order of the Board of Directors,

Lauren S. Tashma

Senior Vice President, General Counsel

and Secretary

Atlanta, Georgia

April 1, 2015

GRAPHIC PACKAGING HOLDING COMPANY

1500 RIVEREDGE PARKWAY

SUITE 100

ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 19, 2015 (or May 15, 2015 for stockholders voting share equivalents held in a 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graphic Packaging Holding Company for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 19, 2015 (or May 15, 2015 for stockholders voting share equivalents held in a 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Graphic Packaging Holding Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 P.M. Eastern Time on May 19, 2015 (or May 15, 2015 for stockholders voting share equivalents held in a 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M85487-P60019-Z64822 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

GRAPHIC PACKAGING HOLDING COMPANY			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES. Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees:
	01)	Paul D. Carrico
	02)	Philip R. Martens
	03)	Lynn A. Wentworth

The shares or share equivalents represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR ALL in item 1 and FOR the proposal in item 2, unless share equivalents held in a 401(k) plan are being voted, in which case the trustee will not vote the share equivalents held in the account. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

								For	Against	Abstain

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report (including Form 10-K) are available at www.proxyvote.com.

M85488-P60019-Z64822

GRAPHIC PACKAGING HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

The undersigned stockholder(s) hereby appoint(s) Michael P. Doss and Stephen R. Scherger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side   of   this   ballot,   all   of   the   shares   of   Common   Stock   of   GRAPHIC   PACKAGING   HOLDING COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 20, 2015, at Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, and any adjournment or postponement thereof. If such undersigned stockholder(s) hold(s) share equivalents of GRAPHIC PACKAGING HOLDING COMPANY in a 401(k) Plan, such stockholder(s) hereby authorize(s) and direct(s) the trustee of such 401(k) Plan to vote all share equivalents in the undersigned stockholder(s) account under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting and at any adjournment or postponement thereof.

THIS   PROXY,   WHEN   PROPERLY   EXECUTED,   WILL   BE   VOTED   AS   DIRECTED   BY   THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR APPROVAL   OF   THE   PROPOSAL   SET   FORTH IN ITEM 2. IF SHARE EQUIVALENTS ARE HELD IN A 401(K) PLAN AND NO DIRECTIONS ARE GIVEN, THE TRUSTEE WILL NOT VOTE THE SHARE EQUIVALENTS HELD IN THE PLAN ACCOUNT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE